Exhibit 10.4

[FORM OF CHANGE-IN-CONTROL AGREEMENT]

CHANGE-IN-CONTROL AGREEMENT

This Change-in-Control Agreement (the “Agreement”) is dated as of [   ], is entered into by and between [     ] (the “Executive”) and [Golden State Water Company, a California corporation][American States Utility Services, Inc., a California corporation][NEEDS TO BE CHANGED TO BE SIGNED BY ACTUAL EMPLOYER] (the “Company”).

RECITALS

The Company considers it essential to the best interest of the Company and its shareholders that the Executive be encouraged to remain with the Company and continue to devote full attention to the Company’s business notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 3).  The Company believes that it is in the best interest of the Company, its shareholder and the shareholders of its parent, American States Water Company, a California corporation (“AWR”), to reinforce and encourage the continued attention and dedication of the Executive and to diminish inevitable distractions arising from the possibility of a Change in Control.  Accordingly, to assure the Company that it will have the Executive’s undivided attention and services notwithstanding the possibility, threat or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Board of Directors of the Company has, at the recommendation of the Company’s Compensation Committee, caused the Company to enter into this Agreement.

TERMS AND CONDITIONS

The Executive and the Company hereby agree to the following terms and conditions:

1.     Term of Agreement

If a Change in Control (as defined in Section 3) occurs on or before the expiration date of this Agreement and while the Executive is still an employee of the Company, then this Agreement will continue in effect for two years from the date of such Change in Control and, if the Executive’s employment with the Company is terminated within such two-year period, this Agreement shall thereafter continue in effect until all of the obligations of the Company under this Agreement shall have been fulfilled.  If no Change in Control occurs on or before December 31, 2018, this Agreement shall expire; provided, however that this Agreement shall be automatically extended for an additional two years to December 31, 2020 if (i) a plan or agreement for a Change in Control has been approved by the Board of Directors of AWR, on or before the expiration date, or (ii) the Company has not delivered to you or you shall have not delivered to the Company written notice at least 60 days prior to the expiration date that such expiration date shall not be so extended.  This Agreement shall continue to be automatically extended for an additional two-year period and each succeeding two-year period if a plan or agreement for a Change in Control has been approved by the Board of Directors of AWR, or the Company or the Executive fails to give notice by the time and in the manner described in this Section 1.

2.     Change in Control Date

The “Change in Control Date” shall mean the first date during the term of this Agreement on which a Change in Control (as defined in Section 3) occurs; provided, however, that if a Change in Control occurs and if the Executive’s employment with the Company is terminated after approval by the Board of Directors of AWR of a plan or agreement for a Change in Control but prior to the date on which the Change in Control occurs, the “Change in Control Date” shall mean the date immediately preceding the date of such termination.

3.     Change in Control

A “Change in Control” shall mean any of the following events:

(a)   any sale, lease, exchange or other change in ownership (in one or a series of transactions) of all or substantially all of the assets of AWR, unless its business is continued by another entity in which holders of AWR’s voting securities immediately before the event own, either directly or indirectly, more than seventy percent (70%) of the continuing entity’s voting securities immediately after the event;

(b)   any reorganization or merger of AWR, unless (i) the holders of AWR’s voting securities immediately before the event own, either directly or indirectly, more than seventy percent (70%) of the continuing or surviving entity’s voting securities immediately after the event, and (ii) at least a majority of the members of the Board of Directors of the surviving entity resulting from such reorganization or merger were members of the incumbent Board of Directors of AWR at the time of the execution of the initial agreement or of the action of such incumbent Board of Directors providing for such reorganization or merger;

(c)   an acquisition by any person, entity or group acting in concert of more than fifty percent (50%) of the voting securities of AWR, unless the holders of AWR’s voting securities immediately before the event own, either directly or indirectly, more than seventy percent (70%) of the acquirer’s voting securities immediately after the acquisition;

(d)   the consummation of a tender offer or exchange offer by any individual, entity or group which results in such individual, entity or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) twenty-five percent (25%) or more of the voting securities of AWR, unless the tender offer is made by AWR or any of its subsidiaries or the tender offer is approved by a majority of the members of the Board of Directors of AWR who were in office at the beginning of the twelve month period preceding the commencement of the tender offer; or

(e)   a change of one-half or more of the members of the Board of Directors of AWR within a twelve-month period, unless the election or nomination for election by shareholders of new directors within such period constituting a majority of the applicable Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twelve month period.

4.     Effective Period

For the purpose of this Agreement, the “Effective Period” is the period commencing on the Change in Control Date and ending on the date that is twenty four months thereafter.

5.     Termination of Employment

(a)   Death or Disability:  The Executive’s employment shall terminate automatically upon the Executive’s death.  If the Disability (as defined below) of the Executive occurs during the Effective Period, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his or her duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of a physical or mental condition which prevents the Executive from performing the Executive’s normal duties of employment and which is (i) determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative and/or (ii) entitles the Executive to the payment of long-term disability benefits from the Company’s or AWR’s long-term disability plan commencing no later than the Disability Effective Date.

(b)   Cause:  The Company may terminate the Executive’s employment other than for Cause or Disability during the Effective Period. The Company may also terminate the Executive’s employment during the Effective Period for Cause. For purposes of this Agreement, “Cause” shall be limited to the following:

(i)            the Executive’s failure to render services to the Company where such failure amounts to gross neglect or gross misconduct of the Executive’s responsibility and duties,

(ii)           the Executive’s commission of an act of fraud or dishonesty against the Company or any affiliate of the Company, or

(iii)          the Executive’s conviction of a felony or other crime involving moral turpitude.

(c)   Good Reason:  The Executive’s employment may be terminated by the Executive during the Effective Period for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)            the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Change in Control Date, or any other action by the Company or AWR which results in a diminution in such position, authority, duties or responsibilities;

(ii)           any failure by the Company or AWR to reappoint the Executive to a position held by the Executive on the Change in Control Date, except as a result of the termination of the Executive’s employment by the Company for Cause or Disability, the death of the Executive, or the termination of the Executive’s employment by the Executive other than for Good Reason;

(iii)          reduction by the Company or AWR in the Executive’s base salary in effect on the date hereof or as the same may be increased from time-to-time;

(iv)          (A) elimination by the Company or AWR of any cash incentive or other cash bonus compensation plan, without providing substantially equivalent substitutes therefor, or (B) any modification of the terms thereof, that would (in the case of either clause (A) or (B)) substantially diminish (in the aggregate, taking into consideration changes in salary, etc.) the aggregate amount of the base salary and cash incentive or other cash bonus and equity incentives or other equity-based compensation that is reasonably expected to be earned by the Executive during any calendar year from the aggregate amount that would reasonably have been expected to be earned by the Executive, assuming the maintenance of the cash incentive or cash bonus compensation plan or plans in effect on the Change in Control Date;

(v)           (A) elimination by the Company or AWR of any equity incentive or other equity-based compensation plan, without providing substantially equivalent substitutes therefor, or (B) any modification of the terms thereof that would (in the case of either clause (A) or (B)) substantially diminish (in the aggregate, taking into consideration changes in salary, etc.) the aggregate amount of the base salary, cash incentive or cash bonus and equity incentive or other equity-based compensation that is reasonably expected to be earned by the Executive during any calendar year from the aggregate amount that would reasonably have been expected to be earned by the Executive, assuming the maintenance of the equity incentive or other equity-based compensation plan or plans in effect on the Change in Control Date.

(vi)          the taking of any action by the Company or AWR (including the elimination of benefit plans without providing substitutes therefor or the reduction of the Executive’s benefits thereunder) that would substantially diminish the aggregate value of the Executive’s other fringe benefits, including the executive benefits and perquisites, from the levels in effect prior to the Change in Control Date;

(vii)         the Company or AWR provides written notice to the Executive that the Executive will be based at any office or location which increases the distance from the Executive’s home to the office location by more than 35 miles from the distance in effect as of the Change in Control Date; and

(viii)        any failure by the Company or AWR to comply with and satisfy Section 12(c) of this Agreement;

which condition in any event under (i)-(viii) is not cured within twenty (20) days after written notice to the Company from the Executive.  Executive shall provide notice of intent to terminate employment citing Good Reason not later than thirty (30) business days after an initial occurrence of a condition that Executive purports to constitute Good Reason, which termination shall be effective no later than twenty-one (21) days thereafter, unless otherwise cured.

6.     Obligations of the Company upon Termination

(a)   Good Reason, Other Than for Cause or Disability:  If the Company shall terminate the Executive’s employment other than for Cause or Disability during the Effective Period, or the Executive shall terminate employment for Good Reason during the Effective Period, the Company and AWR agree, subject to Sections 6(f), 8 and 9, to make the payments and provide the benefits described below:

(i)            The Company or AWR shall pay to the Executive in a cash lump sum within 10 days from the date of the Executive’s termination of employment (the “Date of Termination”), an amount equal to the product of (A) and (B), where (A) is 2.99 and (B) is calculated as the sum of (i) the Executive’s annual base salary at the highest rate in effect in any year of the three calendar years immediately preceding the date of termination of employment, including the calendar year in which the termination of employment occurred; plus (ii) the payments made to the Executive pursuant to any “cash-pay” performance incentive plan of the Company or AWR (a “Cash Incentive Payment”) during the calendar year in which termination of employment occurred (and assuming that the performance targets thereafter are achieved “at target”); and provided that if the Executive is employed pursuant to any written employment agreement, the Cash Incentive Payment in any year for purposes of calculations under this clause (ii) shall not be less than any minimum incentive or annual cash bonus required thereunder; provided that Cash Incentive Payments do not include (A) any extraordinary bonus, including any holiday, year end, anniversary or signing bonus; (B) any amounts paid or to be paid to the Executive under this Agreement, (C) reimbursement of moving or other expenses; or (D) any other lump sum payment, unless specifically designated as a Cash Incentive Payment pursuant to an incentive plan of the Company or AWR by the Board of Directors of AWR or the Company, or any committee thereof.  Unless otherwise provided pursuant to the terms of the cash incentive compensation plan of AWR or the Company or the terms of the award, the amount paid to the Executive pursuant to this Section 6(a)(i) shall be in lieu of any Cash Incentive Payment to which the Executive would otherwise be entitled under any cash incentive plan of the Company or AWR for the year in which the Executive’s employment is terminated as a result of a Change in Control.

(ii)           The Company or AWR shall also pay to the Executive in a cash lump sum within 10 days from the date of the Executive’s termination of employment, an amount equal to the sum of (A) the Executive’s base salary through the date of termination, plus (B) any accrued vacation pay, in each case to the extent not theretofore paid (the amounts referred to in this paragraph (ii) are hereinafter referred to as the “Accrued Obligations”).

(iii)          The Company or AWR shall also pay the Executive in cash at the end of each four-month period during the twelve-months immediately following the date of the Executive’s termination of employment, an amount equal to the excess of (A) over (B), divided by three, where (A) is equal to the single sum actuarial equivalent of what would be the Executive’s accrued benefits under the terms of the Golden State Water Company Pension Plan, or any successor thereto, including the Golden State Water Company Pension Restoration Plan and any other supplemental retirement plan providing pension benefits (hereinafter together referred to as the “Pension Plan”) at the time of the Executive’s termination of employment, without regard to whether such benefits would be vested thereunder, if the Executive were credited with an additional three years of credited service (as defined in the Pension Plan), and (B) is equal to the single sum actuarial equivalent of the Executive’s vested accrued benefits under the Pension Plan at the time of the Executive’s termination of employment; provided, however, that the Corporation shall only be required to make any such payments for so long as the Executive has not breached the covenants contained in Section 10.  For purposes of this paragraph (iii), the term “single sum actuarial equivalent” shall, for Executives age 55 or older, be the lump sum value of the immediate annuity determined (A) using an interest rate calculated at (i) the sum of the monthly rates prevailing for the twelve full months prior to the termination of employment, for the second segment rates published pursuant to Section 417(e)(3)(D) of the Code, (ii) divided by 12; and (B) using the applicable mortality table under Section 417(e)(3)(B) of the code for the plan year of termination, after the reduction (if any), of the Executive’s benefit, using the applicable factors under the terms of the Pension Plan (Regular Factors under Section A.4, or Special Early Retirement Factors under Section A.4 if the Executive has 80 points, including the three additional years of service provided under this agreement), and using the Executive’s age upon termination of employment.  For Executives under age 55, the benefit shall be reduced to a benefit payable at age 55, using the Regular Factors under Section A.4 of the Pension Plan.  The “single sum actuarial equivalent” shall be calculated as an annuity deferred to age 55, determined (A) using an interest rate calculated at (i) the sum of the monthly rates prevailing for the twelve full months prior to the termination of employment, for the second segment rates published pursuant to Section 417(e)(3)(D) of the Code, (ii) divided by 12; and (B) using the applicable mortality table under Section 417(e)(3)(B) of the Code for the plan year of termination, using the Executive’s age upon termination of employment.  Any payment under this paragraph (iii) shall not extinguish any rights the Executive has to benefits under the Pension Plan.

(iv)          For [three years for CEO and CFO]  two years after the date of the Executive’s termination of employment, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide medical, dental, vision, accidental death and dismemberment, and life insurance coverage, and reimbursement of club dues to the Executive and/or the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated (in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliates applicable generally to other peer executives and their families immediately preceding the date of the Executive’s termination of employment); provided, however, that if the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for any retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until [three years for CEO and CFO] two years after the date of termination of employment and to have retired on the last day of such period.  Following the period of continued benefits referred to in this subsection, the Executive and the Executive’s covered family members shall be given the right provided in Section 4980B of the Internal Revenue Code of 1986 (the “Code”) to elect to continue benefits in all group medical plans.  In the event that the Executive’s participation in any of the plans, programs, practices or policies of the Company referred to in this subsection is barred by the terms of such plans, programs, practices or policies or applicable law, the Company shall provide the Executive with benefits substantially similar to those which the Executive would be entitled as a participant in such plans, programs, practices or policies.  At the end of the period of coverage, the Executive shall have the option to have assigned to the Executive, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to the Executive.

(v)           The Company and AWR shall enable the Executive to purchase within 10 days following the Executive’s termination of employment, the automobile, if any, provided by the Company for the Executive’s use at the time of the Executive’s termination of employment at the wholesale value of such automobile at such time, as shown in the current edition of the National Auto Research Publication Blue Book.

(vi)          To the extent not theretofore paid or provided, the Company or AWR shall timely pay or provide the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliates (such other amounts and benefits being hereinafter referred to as “Other Benefits”) in accordance with the terms of such plan, program, policy, practice, contract or agreement.

(vii)         The Executive shall be entitled to interest on any payments not paid on a timely basis as provided in this Section 6(a) at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code.

(viii)        Each stock option granted to an Executive under any stock incentive plan of AWR or the Company shall be deemed fully vested immediately prior to the date of termination and each restricted stock or other award under any stock incentive plan of AWR or the Company shall immediately vest free of restrictions and become payable upon the date of termination (or to the extent applicable under Section 409A, in accordance with Section 6(f)).  If the number of shares payable under any such option or award is dependent upon future results or performance, the number shall be determined and established at an assumed result or performance that achieves targeted amounts therefore.

(b)           Death:  If the Executive’s employment is terminated by reason of the Executive’s death during the Effective Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a cash lump sum within 10 days of the date of the Executive’s death.

(c)           Disability:  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Effective Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a cash lump sum within 10 days of the Executive’s termination of employment.

(d)           Cause, Other than for Good Reason:  If the Executive’s employment shall be terminated for Cause during the Effective Period or, if the Executive voluntarily terminates employment during the Effective Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and any benefits payable to the Executive under a plan, policy, practice, etc., referred to in Section 7 below.  Accrued Obligations shall be paid to the Executive in a cash lump sum within 10 days of the Executive’s termination of employment.

(e)   Payment of Club Dues.  This Section 6(e) shall apply to any club dues that may be reimbursed pursuant to Section 6(a)(iv) that exceed the de minimus amounts set forth in Treasury Regulations Section 1.409A-1(b)(9)(v)(D) (the “Club Dues”).  The amount of Club Dues that the Executive receives in one taxable year shall not affect the amount of Club Dues that the Executive receives in any other taxable year.  To the extent the Executive is reimbursed for any Club Dues, such reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The Club Dues are not subject to liquidation or exchange for another benefit.

(f)    Six-Month Delay.  Notwithstanding any other provisions of the Agreement, any payment or benefit otherwise required to be made after the Executive’s termination of employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or payment commenced until the later of (i) six months after the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to optional alternative definitions available thereunder) and (ii) the payment date or commencement date specified in the Agreement for such payment(s).  With respect to any benefit that the Company cannot provide during the six-month period following the Executive’s separation from service pursuant to the preceding sentence, the Executive shall pay the cost or premium for such benefit during such period and be reimbursed by the Company therefor.  On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to this Section 6(f), including reimbursement for any premiums paid by the Executive as a result of the delay.

7.     Non-Exclusivity of Rights

Subject to Section 8, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, nor, subject to Sections 6(f), 8 and 20, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company or any of its affiliates at or subsequent to the date of termination of the Executive’s employment shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

8.     Limitation on Benefits

Notwithstanding anything in this Agreement to the contrary, if any payments or benefits to be made to or for the Executive’s benefit, whether pursuant to this Agreement or otherwise, whether by the Company or another entity or person, would not be deductible by the Company due to limitations imposed by Section 162(m) of the Code, then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i) without subjecting the Executive to adverse tax consequences, such payments or benefits shall be delayed.  The delayed amounts shall be paid to the Executive at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code; provided, however, that if the Executive is a “Specified Employee,” as defined under Section 409A of the Code, to the extent deemed necessary to comply with Treasury Regulations Section 1.409A-3(i)(2), the delayed payment shall not be made before the end of the six-month period following the Executive’s separation from service.  The Executive shall also be entitled to interest on any payments deferred as a result of the limitations on deductibility under Section 162(m) of the Code at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code.  Either the Company or the Executive may request a determination as to whether any payments would be subject to limitations on deductibility under Section 162(m) of the Code and, if so requested, such determination shall be made by independent legal counsel selected by the Company and approved by the Executive.

9.     Best After Tax Position

(a)   If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes).  In the event Payments are required to be reduced pursuant to this Section 9(a), they shall be reduced in the following order of priority in a manner consistent with Section 409A: (i) first from cash compensation that is exempt from Section 409A, (ii) next from equity compensation that is exempt from Section 409A, then (iii) from payments that are subject to Section 409A in reverse chronological order of scheduled distribution.

(b)   In making any determination as to whether the Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control).

(c)   In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payments, a change is formally determined to be required in the amount of taxes paid by, or Payments made to, the Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to the Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section 9.

10.  Non-Compete

(a)   Executive agrees not to engage in any Competitive Activity until one year after the Date of Termination. For purposes of this Agreement, the term “Competitive Activity” shall mean Executive’s participation as an employee or consultant, without the written consent of the Company’s Chief Executive Officer or the Board of Directors of AWR or any authorized committee thereof, in the management of any business enterprise anywhere in the world if such enterprise is a “Significant Customer” of any product or service of the Company or engages in competition with any product or service of the Company or is planning to engage in such competition.  For purposes of this Agreement, the term “Significant Customer” shall mean any customer who represents in excess of 5% of the Company’s sales in any of the three calendar years prior to the date of determination, but shall not include the United States Government or any branch, agency or department thereof.  “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing 5% or less of the total voting power and 5% or less of the total value of such an enterprise.  Executive agrees that the Company is a national business and that it is appropriate for this Section 10 to apply to Competitive Activity conducted anywhere in the United States of America.

(b)   Executive shall not directly or indirectly, either on Executive’s own account or with or for anyone else, (i) solicit or attempt to solicit any of the Company’s customers,  (ii) solicit or attempt to solicit for any business endeavor any employee of the Company, provided, however, that such limitations will not prohibit Executive, directly or indirectly, either on Executive’s own account or with or for anyone else, from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards employees of the Company, and hiring any employee of the Company that responds to such solicitation, (iii) except as permitted by clause (ii) in response to a general solicitation, hire or attempt to hire any employee of the Company, or (iv) otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between the Company and any other person, until one (1) year after the Date of Termination.

(c)   Executive acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 10 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company, in addition to seeking actual damages pursuant to Section 10 hereof, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond.  Executive and the Company agree that the provisions of this covenant not to compete are reasonable.  However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

11.  Full Settlement

The obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(iv), such amounts shall not be reduced whether or not the Executive obtains other employment.

12.  Successors

(a)           This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the “Company” shall mean the Company as defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise, and “AWR” shall mean AWR as defined and any successor to its business and/or assets by operation of law or otherwise.

13.  Arbitration

(a)           Because it is agreed that time will be of the essence in determining whether any payments are due to the Executive under this Agreement, the Executive may submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration.  This right to select arbitration shall be solely that of the Executive, and the Executive may decide whether or not to arbitrate in his or her discretion.  The “right to select arbitration” is not mandatory on the Executive, and the Executive may choose in lieu thereof to bring an action in an appropriate civil court.  Once arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration.  During the lifetime of the Executive only he or she can use the arbitration procedure set forth in this section.

(b)           Any claim for arbitration may be submitted as follows: If the Executive disagrees with the Company regarding the interpretation of this Agreement and the claim is finally denied by the Company in whole or in part, such claim may be filed in writing with an arbitrator of the Executive’s choice who is selected by the method described in the next three sentences. The first step of the selection shall consist of the Executive submitting a list of 5 potential arbitrators to the Company.  Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge.  Within 2 weeks after receipt of the list, the Company shall select one of the five arbitrators as the arbitrator for the dispute in question.  If the Company fails to select an arbitrator in a timely manner, the Executive shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

(c)           The arbitration hearing shall be held within 30 days (or as soon thereafter as possible) after the picking of the arbitrator.  No continuance of the hearing shall be allowed without the mutual consent of the Executive and the Company. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award.  Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing at his or her discretion when sufficient evidence to satisfy issuance of an award has been presented.

(d)           The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than 30 days after the close of the hearing.  In the event the arbitrator finds that the Company has breached this Agreement, he or she shall order the Company to immediately take the necessary steps to remedy the breach. The award of the arbitrator shall be final and binding upon the parties.  The award may be enforced in any appropriate court as soon as possible after it is rendered.  If an action is brought to confirm the award, the Company and the Executive agree that no appeal shall be taken by either party from any decision rendered in such action.

(e)           Each party will pay the fees of their respective attorneys, the expenses of their witnesses, costs of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court, but all costs of the arbitration that would not be incurred by the parties if the dispute was litigated in court, including fees of the arbitrator and any arbitration association administrative fees will be paid by the Company.

14.  Governing Law

The laws of California shall govern the validity and interpretation of this Agreement, with regard to conflicts of laws.

15.  Captions

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16.  Amendment

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

17.  Notices

All notices and other communications regarding this Agreement shall be in writing and shall be hand delivered to the other party or sent by prepaid registered or certified mail, return receipt requested, addressed as follows:

If to the Executive:	[ ]

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If to the Company:	[ ]

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or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

18.  Severability

The lack of validity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.  Withholding Taxes

The Company may withhold required federal, state, local or foreign taxes from any amounts payable under this Agreement.

20.  No Waiver

The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have under this Agreement, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement.

21.  At-Will Employment

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company prior to the Change in Control Date is “at will” and, prior to the Change in Control Date, the Executive’s employment may be terminated by either the Executive or the Company at any time, in which case the Executive shall have no further rights under this Agreement. From and after the Change in Control Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

22.  Counterparts

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

23.  Section 409A

It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in San Dimas, California.

[GOLDEN STATE WATER COMPANY]

[AMERICAN STATES UTILITY SERVICES, INC.]

By
Title

EXECUTIVE

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